UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Reghitto, William M
   225 Franklin Street
   Boston, MA  02110
2. Issuer Name and Ticker or Trading Symbol
   State Street Corporation
   STT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/31/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |1/20/9|M   | |6,412             |A  |7.0157     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1/20/9|M   | |4,508             |A  |9.3125     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1/20/9|S   | |6,093             |D  |54.313     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1/21/9|S   | |3                 |D  |55.0625    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1/21/9|S   | |54                |D  |55.625     |5,346*             |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |10,534*            |I**   |401(k) plan                |
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                           |      |    | |                  |   |           |144*               |I     |***                        |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |7.0157  |1/20/|M   | |6,412      |D  |2/15/|2/15/|Common Stock|6,412  |       |0           |   |            |
(right to buy)        |        |98   |    | |           |   |94   |99   |            |       |       |            |   |            |
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Employee Stock Option |9.3125  |1/20/|M   | |4,508      |D  |2/14/|2/14/|Common Stock|4,508  |       |0           |   |            |
(right to buy)        |        |98   |    | |           |   |95   |00   |            |       |       |            |   |            |
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Employee Stock Option |10.3594*|2/21/|    | |           |   |2/20/|2/20/|Common Stock|2,412* |       |            |   |            |
(right to buy)        |        |91   |    | |           |   |96   |01   |            |       |       |            |   |            |
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Employee Stock Option |16.125* |2/20/|    | |           |   |2/19/|2/19/|Common Stock|3,160* |       |            |   |            |
(right to buy)        |        |92   |    | |           |   |97   |02   |            |       |       |            |   |            |
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Employee Stock Option |22.6563*|2/18/|    | |           |   |2/17/|2/17/|Common Stock|2,648* |       |            |   |            |
(right to buy)        |        |93   |    | |           |   |98   |03   |            |       |       |            |   |            |
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Employee Stock Option |18.625* |2/17/|    | |           |   |2/16/|2/16/|Common Stock|4,026* |       |            |   |            |
(right to buy)        |        |94   |    | |           |   |99   |04   |            |       |       |            |   |            |
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Employee Stock Option |14.4688*|12/15|    | |           |   |12/31|12/14|Common Stock|70,000*|       |            |   |            |
(right to buy)        |        |/94  |    | |           |   |/95- |/04  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |12/31|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |/99  |     |            |       |       |            |   |            |
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Employee Stock Option |16.250* |2/16/|    | |           |   |2/15/|2/15/|Common Stock|4,922* |       |            |   |            |
(right to buy)        |        |95   |    | |           |   |00   |05   |            |       |       |            |   |            |
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(CONTINUE ON THE NEXT |        |     |    | |           |   |     |     |            |       |       |            |   |            |
PAGE)                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option |31.750* |12/19|    | |           |   |12/19|12/18|Common Stock|64,000*|       |            |   |            |
(right to buy)        |        |/96  |    | |           |   |/97- |/06  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |12/19|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |/99  |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
   * Reflects two-for-one stock
split.
 ** As of last plan
statement.
*** Shares held by members of Mr. Reghitto's family with respect to which Mr. Reghitto disclaims beneficial ownership.
SIGNATURE OF REPORTING PERSON
/s/William M. Reghitto
DATE
2/4/98